Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

to

INDENTURE

Dated as of December 1, 2005

among

CHAPARRAL ENERGY, INC.

as Issuer,

The GUARANTORS named therein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

8 1/2% Senior Notes due 2015

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 24, 2006, is among Chaparral Energy, Inc. (or its successor), a Delaware corporation (the “Issuer”), the Guarantors (the “Guarantors”) under the Indenture referred to below, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture (as such may be amended from time to time, the “Indenture”), dated as of December 1, 2005, providing for the issuance of its 8 1/2% Senior Notes due 2015 (the “Notes”);

WHEREAS the Issuer and the Guarantors deem it to be in their best interest to enter into this Supplemental Indenture for the purpose of amending certain provisions of the Indenture relating to the denominations in which the Notes may be issued; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Denominations of Senior Notes. The provisions of each of the following sections of the Indenture are hereby amended as follows:

(a)	The phrase in the sixth paragraph of Section 2.2 of the Indenture stating “in denominations of at least $2,000 and any integral multiple thereof” shall be deleted in its entirety and replaced with the phrase “in denominations of at least $2,000 and integral multiples of $1,000 thereafter”;

(b)	The first parenthetical in the first paragraph of Section 4.15 of the Indenture stating “(equal to $2,000 or an integral multiple thereof)” shall be deleted in its entirety and replaced with the parenthetical “(equal to $2,000 or an integral multiple of $1,000 thereafter)”;

(c)	The phrase in subsection (7) of the second paragraph of Section 4.15 of the Indenture stating “must be equal to $2,000 or an integral multiple thereof” shall be deleted in its entirety and replaced with the phrase “must be equal to $2,000 or an integral multiple of $1,000 thereafter”;

(d)	The parenthetical in subsection (1) of the third paragraph of Section 4.15 of the Indenture stating “(in integral multiples of $2,000)” shall be deleted in its entirety and replaced with the parenthetical “(of at least $2,000 or an integral multiple of $1,000 thereafter)”;

(e)	The phrase in the fourth paragraph of Section 4.15 of the Indenture stating “principal amount of $2,000 or an integral multiple thereof” shall be deleted in its entirety and replaced with the phrase “principal amount of $2,000 or an integral multiple of $1,000 thereafter”;

(f)	The phrase in the second paragraph of Section 4.16 of the Indenture stating “in each case in integral multiples of $2,000” shall be deleted in its entirety and replaced with the phrase “in each case in denominations of at least $2,000 or an integral multiple of $1,000 thereafter”;

(g)	The phrase in the first sentence of the fifth paragraph of Section 4.16 of the Indenture stating “in each case in integral multiples of $2,000” shall be deleted in its entirety and replaced with the phrase “in each case in denominations of at least $2,000 or an integral multiple of $1,000 thereafter”;

(h)	The phrase in the third sentence of the fifth paragraph of Section 4.16 of the Indenture stating “principal amount of $2,000 or an integral multiple of $2,000” shall be deleted in its entirety and replaced with the phrase “principal amount of $2,000 or an integral multiple of $1,000 thereafter”;

(i)	The phrase in paragraph (8) of the Form of Global Note (Exhibit A to the Indenture) stating “in denominations of at least $2,000 and integral multiples of $2,000 thereafter” shall be deleted in its entirety and replaced with the phrase “in denominations of at least $2,000 and integral multiples of $1,000 thereafter”.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

6. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

7. Headings. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	President and Chief Executive Officer

GUARANTORS:

CHAPARRAL ENERGY, L.L.C. NORAM PETROLEUM, L.L.C. CHAPARRAL RESOURCES, L.L.C. CHAPARRAL CO2, L.L.C. CHAPARRAL TEXAS, L.P.

By:	CEI ACQUISITION, L.L.C.,
its general partner

CEI ACQUISITION, L.L.C.

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager

TRIUMPH TOOLS & SUPPLY, L.L.C.
CHAPARRAL REAL ESTATE, L.L.C.

By:	/s/ Charles A. Fischer, Jr.
Name:	Charles A. Fischer, Jr.
Title:	Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Nancye Patterson
Name:	Nancye Patterson
Title:	Vice President

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